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                                                                    EXHIBIT 99.1


                             BERKSHIRE HATHAWAY INC.
                                  NEWS RELEASE


                       FOR IMMEDIATE RELEASE JULY 15, 2003


Omaha, NE (BRK.A; BRK.B) -- Tomorrow, shareholders of Clayton Homes meet to consider Berkshire Hathaway's offer to acquire their company. Clayton shareholders should be aware of the following facts:

        (1)     Berkshire will not raise its price now or in the future.

        (2) Berkshire will not become a lender to the mobile home industry except through Clayton. Berkshire made a bad investment several years ago in Oakwood Homes and learned the hard way of the dangers in mobile home finance. Indeed, these dangers have become manifest at Clayton, even though it is - in Berkshire's opinion - by far the best company in the mobile home industry. The 8-K Clayton recently filed indicates that both delinquencies and loss severity have increased substantially in the past year. In the first half of 2003, the average loss incurred in repossessions was 49.2% of the contract amount.

        (3) This staggering loss experience is in stark contrast to the experience of lenders financing site-built homes. Simply put, the value of mobile homes has often plummeted after purchase, while traditional homes have appreciated. The industry's troubles have in large part occurred because of this difference in resale experience. The result: Sales of mobile homes have fallen dramatically and consistently during the past few years while sales of site-built homes have been strong. Industry observers have regularly predicted turnarounds in mobile home sales during these years. They have been wrong: Low interest rates have caused housing to thrive - but new mobile home sales continue to sink. Clayton is no exception.

        (4) Berkshire believes the spread in financing costs between site-built homes and mobile homes will not narrow should interest rates rise. The spread results from the high losses that occur when the underlying asset depreciates in contrast to the general appreciation in site-built homes. In Berkshire's view, the industry-wide decline in mobile home sales during the past few years would have been even more severe had interest rates not fallen.

        (5) Berkshire values the Clayton management - in our view the best in the business - but has no special deals with them, as some have insinuated. If the transaction is completed, their compensation with Berkshire will be similar to what they would have earned if independent.


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        (6)     Clayton's financial needs are large and continuous. Indeed since the April 1 agreement, Berkshire has advanced - on a short-term basis - $360 million to Clayton. The mobile home industry is dependent on ready access to funds and this access has become progressively more questionable during the past few years. Clayton must have a dependable source of financing - under all circumstances - and Berkshire can provide it.

        (7) Berkshire's firm offer to Clayton was made after only a one-day review of annual reports and SEC filings. There has been a deterioration in sales at Clayton since the agreement was executed more than three months ago. Nevertheless, Berkshire hopes that Clayton shareholders accept our offer. But it is not one that we will renew.

        Berkshire Hathaway Inc. and its subsidiaries engage in a number of diverse business activities among which the most important is the property and casualty insurance business conducted on both a direct and reinsurance basis.




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